UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 15, 2014

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In November 2013, Northern States Power Company Minnesota (NSP-Minnesota) a Minnesota corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a two-year electric rate case with the Minnesota Public Utilities Commission (MPUC). The rate case is based on a requested return on equity (ROE) of 10.25 percent, a 52.5 percent equity ratio, a 2014 average electric rate base of $6.67 billion and an additional average rate base of $412 million in 2015.

The NSP-Minnesota electric rate case initially reflected an overall increase in revenues of approximately $193 million or 6.9 percent in 2014 and an additional $98 million or 3.5 percent in 2015. The request includes a proposed rate moderation plan for 2014 and 2015. After reflecting interim rate adjustments, NSP-Minnesota requested a rate increase of $127 million or 4.6 percent in 2014 and an incremental rate increase of $164 million or 5.6 percent in 2015.

NSP-Minnesota’s moderation plan includes the acceleration of the eight-year amortization of the excess depreciation reserve which the MPUC approved in NSP-Minnesota’s last electric rate case and the use of expected funds from the U.S. Department of Energy (DOE) for settlement of certain claims. These DOE refunds would be in excess of amounts needed to fund NSP-Minnesota’s decommissioning expense. The interim rate adjustments are primarily associated with ROE, Monticello life cycle management (LCM)/extended power uprate (EPU) project costs and NSP-Minnesota’s request to amortize amounts associated with the canceled Prairie Island (PI) EPU project.

In December 2013, the MPUC approved interim rates of $127 million effective Jan. 3, 2014, subject to refund. The MPUC determined that the costs of Sherco Unit 3 would be allowed in interim rates, and that NSP-Minnesota’s request to accelerate the depreciation reserve amortization was a permissible adjustment to its interim rate request.

Intervenor Testimony:
In June 2014, intervening parties filed direct testimony proposing modifications to NSP-Minnesota’s rate request. The Minnesota Department of Commerce (DOC) recommended an increase of approximately $61.6 million in 2014 and a step increase of $54.9 million for 2015, based on a recommended ROE of 9.80 percent and an equity ratio of 52.50 percent. Other parties also filed various recommendations.

Rebuttal Testimony:
In July 2014, NSP-Minnesota filed rebuttal testimony in response to testimony by intervening parties. Through its response, NSP-Minnesota reduced its 2014 request by $23.2 million to $169.5 million; primarily for an update to its 2014 sales forecast and narrowed the number of disputed issues in the case by agreeing to or partially agreeing to an outcome on several smaller issues.

For the 2015 increase, NSP-Minnesota reduced its request by $3.5 million to $95.0 million in order to focus the request on specific capital projects.

Surrebuttal Testimony:
In August 2014, intervening parties including, but not limited to, the DOC, Office of Attorney General and Minnesota Chamber of Commerce (MCC) filed surrebuttal testimony. The DOC recommended a 2014 revenue increase of $43.2 million and an additional increase in 2015 of $46.2 million.

NSP-Minnesota continued to support its rebuttal position, including cost recovery of the Monticello LCM/EPU project and an ROE of 10.25 percent.

Evidentiary Hearing:
On Aug. 15, 2014, the evidentiary hearing was completed. As a result of discussions between NSP-Minnesota and intervening parties, the outstanding issues were further narrowed and the following were agreed upon:

•
While the DOC recommended a sales forecast adjustment of $43.2 million, NSP-Minnesota and the DOC have agreed to true up the sales forecast to twelve months of actual weather normalized sales for 2014.

•
NSP-Minnesota and the DOC agreed to a property tax adjustment of $9 million, based on an assumed 2014 property tax forecast of $141 million. The parties also agreed to a limited true-up mechanism in which NSP-Minnesota would recover actual 2014 property taxes up to $145 million.

•	NSP-Minnesota agreed with the MCC recommendation regarding deferral of the 2014 Monticello EPU depreciation expense and amortization of the depreciation over the remaining life of the plant.

•	The parties agreed to procedural clarifications that simplify how the year-end 2014 capital and year-end 2015 multi-year projects would be measured for final rates.

NSP-Minnesota revised its request for 2014 from $169.5 million to $142.2 million and the 2015 step increase from $95.0 million to $106.0 million, for a total combined increase of $248.2 million.

The DOC revised their recommendation for 2014 from $43.2 million to $45.9 million and the 2015 step increase from $46.2 million to $66.5 million, for a total combined increase of $112.4 million.

The following table summarizes the DOC’s and NSP-Minnesota’s recommendations and includes the estimated impact of certain agreed-upon true-up adjustments:

(Millions of Dollars)	DOC	NSP-Minnesota
NSP-Minnesota's filed rate request	$192.7	$192.7
Sales forecast	(43.2)	(15.8)
ROE	(36.2)	—
Monticello EPU cost recovery	(33.9)	—
Monticello EPU depreciation deferral	—	(12.2)
Property taxes	(9.0)	(9.0)
PI EPU	(5.1)	(5.1)
Health care, pension and other benefits	(11.4)	(1.9)
Other, net	(8.0)	(6.5)
Total recommendation 2014 — unadjusted	$45.9	$142.2
Estimated true-up adjustments:
Sales forecast	$20.9	$(6.5)
Property taxes	3.9	3.9
Total recommendation 2014 — adjusted	$70.7	$139.6

(Millions of Dollars)	DOC	NSP-Minnesota
NSP-Minnesota's filed rate request	$98.5	$98.5
Monticello EPU cost recovery	29.1	—
Monticello EPU cost disallowance (a)	(10.2)	—
Excess depreciation reserve adjustment (b)	(22.7)	—
Depreciation	(17.5)	—
Monticello EPU depreciation deferral	—	1.6
Monticello EPU step increase	—	10.1
Property taxes	(3.3)	(3.3)
Production tax credits to be included in base rates	(11.1)	(11.1)
DOE settlement proceeds	10.1	10.1
Emission chemicals	(1.6)	(1.6)
Other, net	(4.8)	1.7
Total recommendation 2015 step increase	$66.5	$106.0

Unadjusted cumulative total for 2014 and 2015 step increase	$112.4	$248.2

Estimated adjusted cumulative total for 2014 and 2015 step increase (c)	$137.2	$245.6

(a)
In July 2014, the DOC filed testimony recommending a disallowance of recovery of approximately $71.5 million of project costs, including expenditures and associated AFUDC, on a Minnesota jurisdictional basis. This equates to approximately $10 million of revenue requirements for 2015.

(b)	Adjustment is due to timing differences and/or methodology of accelerating amortization of the excess depreciation reserve over three years.

(c)
The DOC also proposed that NSP-Minnesota be required to reduce rates for projects that do not occur within the two test years and refund amounts collected as a result of the cancellation of projects included in final rates.

NSP-Minnesota’s revised rate request, moderation plan, interim rate adjustments and certain impacts on expenses are detailed below:

(Millions of Dollars)	2014	Percentage Increase	2015	Percentage Increase
Rebuttal pre-moderation deficiency	$250.6		$67.8
Evidentiary hearing adjustments	(27.3)		11.0
Revised pre-moderation deficiency	223.3		78.8
Moderation plan:
Excess depreciation reserve	(81.1)		52.9
DOE settlement proceeds	—		(25.7)
Revised rate request	142.2	5.1%	106.0	3.8%
Interim rate adjustments	(65.3)		65.3
PI EPU	4.8		(4.8)
Revenue impact (a)	81.7		166.5
Excess depreciation reserve	81.1		(45.7)
Monticello EPU depreciation deferral	12.5		(0.8)
Sales forecast (b)	(6.5)		—
DOE settlement proceeds	—		25.7
Estimated impact on operating income	$168.8		$145.7

(a) NSP-Minnesota’s total revenue for 2014 is capped at the interim rate level of $127 million and pre-tax operating income is capped at $208 million. This table demonstrates the impact of reducing NSP-Minnesota’s rebuttal request.
(b) NSP-Minnesota and the DOC have agreed to true up the sales forecast to twelve months of actual weather normalized sales for 2014, based on standard weather coefficients. NSP-Minnesota periodically adjusts the coefficients in periods of extreme weather conditions to enhance weather impact estimates and the accuracy of overall sales trends. As a result of the difference in the two methodologies, during the first half of the year, approximately $7 million of revenue that NSP-Minnesota attributed to weather would be considered normal sales growth using the standard weather coefficients. The refund for the full year could vary from the estimate for the first half of the year, depending on weather conditions.

Next Steps:

The next steps in the procedural schedule are expected to be as follows:

•	Initial Brief - Sept. 23, 2014;

•	Reply Brief - Oct. 14, 2014; and

•	Administrative Law Judge Report - Dec. 22, 2014.

A final MPUC decision is anticipated in March 2015.

Earnings Guidance
Xcel Energy reaffirms its 2014 ongoing earnings guidance is $1.90 to $2.05 per share. This guidance range is based on several key assumptions previously disclosed, including constructive outcomes in all rate case and regulatory proceedings.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 21, 2014	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer